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Exhibit 21

Name of Subsidiary	Incorporated	Owned
Happenings Communications Group, Inc.	Texas	100%
The Longaberger Company	Ohio	51.7%
TMRCL Holding Company	Ohio	100%
TMRCL Holding LLC	Ohio	100%
Spice Jazz LLC	Texas	100%
Your Inspiration at Home Pty Ltd	Australia	100%
CVSL TBT LLC	Texas	100%
Agel Enterprises Inc.	Delaware	100%
Agel Agility LLC	Utah	100%
Agel Enterprises Mexico S de RL de CV	Mexico	99%
Importadora, Exploratada y Distribuidora ASGT Global Mexico Dde RLdeCV	Mexico	99%
Agel Enterprises (Canada) ULC	Canada	100%
Agel Enterprises Argentina SRL	Argentina	99%
Agel International SRL	Argentina	99%
Agel Enterprises Colombia LTDA	Colombia	99%
Agel Panama LLC	Panama	99%
Agel Enterprises (Netherlands), B.V.	Netherlands	100%
Agel Enterprises Denmark ApS	Denmark	100%
Agel Italy SRL	Italy	100%
Agel Enterprises RS LLC	Russia	100%
Agel Enterprises Hungary Medical-Nutritional Products Distributor Limited Liability Company	Hungary	100%
Agel Enterprises Ukraine	Ukraine	100%
Agel Israel LTD	Israel	100%
Agel Enterprises Kazakhstan (LLC)	Kazakhstan	100%
Agel Enterprises International SDN BHD	Malaysia	100%
Agel Enterprises (Malaysia) SDN BHD	Malaysia	100%
Agel Enterprises, PTE. LTD.	Singapore	100%
Agel Japan GK	Japan	100%
Agel Enterprises Australia PTY., LTD.	Australia	100%
CVSL AG	Switzerland	100%
My Secret Kitchen Ltd.	United Kingdom	90%
Paperly, Inc.	Delaware	100%

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  Exhibit 21